                                                                    EXHIBIT 10.3

                                                                  EXECUTION COPY

                               AMENDED & RESTATED
                        PLANET HOLLYWOOD RESORT & CASINO
                              LICENSING AGREEMENT

THIS AMENDED & RESTATED RESORT & CASINO LICENSING AGREEMENT ("Agreement") originally dated as of May 7, 2003 (hereinafter referred to as the "Effective Date") and amended effective this 9th day of August, 2004, by and among Planet Hollywood International, Inc., a corporation duly organized and existing under the laws of the State of Delaware, having its principal office and place of business at 7598 West Sand Lake Road, Orlando, Florida 32819, and Planet Hollywood (Region IV), Inc., a corporation duly organized and existing under the laws of the State of Minnesota, having its principal office and place of business at 7598 West Sand Lake Road, Orlando, Florida 32819 (hereinafter collectively referred to as "PHII"), Planet Hollywood Memorabilia, Inc. (hereinafter referred to as "PHMemo"), a wholly owned subsidiary of PHII duly organized and existing under the laws of the State of Florida, having its principal office and place of business at 7598 West Sand Lake Road, Orlando, Florida 32819 and OpBiz, L.L.C., a Nevada limited liability company (hereinafter referred to as "HOTEL JV") having its principal office and place of business at 885 Third Avenue, 34th Floor, New York, New York 10022.

                                    PREAMBLE

      A. PHII owns the "Planet Hollywood" trademarks, design marks, trade name, Trade Dress (defined below) and service marks (hereinafter collectively referred to as "THE MARKS") and the domain names that incorporate part or all of any of THE MARKS (hereinafter referred to as the "DOMAIN NAMES"), as set forth on EXHIBIT A attached hereto and incorporated herein and which may be updated and revised from time to time subject to the provisions of this Agreement;

      B. PHMemo owns or otherwise has a valid possessory right in an extensive collection of sports, motion picture and Hollywood memorabilia;

      C. HOTEL JV has entered into a Purchase and Sale Agreement (the "Purchase Agreement"), dated as of April 23, 2003 with Aladdin Gaming, LLC ("Gaming"), debtor and debtor-in-possession under Title 11 of the Bankruptcy Reform Act of 1978, as amended, 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"), in proceedings (the "Bankruptcy Proceedings") before the United States Bankruptcy Court for the District of Nevada, Southern Division (the "Bankruptcy Court") pursuant to which HOTEL JV has agreed to purchase from Gaming a complex (the "Complex") consisting of a 2,567 room hotel, a casino, conference and banquet facilities, food and beverage operations and retail space (hereinafter referred to as the "Planet Hollywood Hotel") and a 6,700 seat theater (hereinafter referred to as the "Theatre for the Performing Arts") all located at 3667 Las Vegas Boulevard South, Las Vegas, Nevada and currently known as the "Aladdin Hotel & Casino";

      D. HOTEL JV and The Bank of New York, Asset Solutions Division (the "Agent") and various lenders party thereto (collectively, the "Lenders"), have negotiated and intend to enter into an Amended and Restated Loan and Facilities Agreement (the "Loan Agreement"), pursuant to which HOTEL JV has agreed to borrow (on the terms and conditions set forth in the Loan Agreement) $510 million (the "Loan") in connection with HOTEL JV's acquisition of the Complex;

      E. HOTEL JV, MezzCo, L.L.C., ("MEZZCO") the parent of HOTEL JV, Post Advisory Group, L.L.C. (the "Subordinated Notes Collateral Agent") and various purchasers party thereto (collectively, the "Purchasers"), have negotiated and intend to enter into a Securities Purchase Agreement (the "Securities Purchase Agreement"), pursuant to which MEZZCO has agreed to borrow (on the terms and conditions set forth in the Securities Purchase Agreement) $87 million (the "Subordinated Loan") in connection with HOTEL JV's renovations of the Complex;

      F. In the event that the transactions contemplated by the Purchase Agreement , the Loan Agreement, the Securities Purchase Agreement and certain related documents and agreements are completed, HOTEL JV intends to renovate and re-theme the Aladdin Hotel & Casino as the "Planet Hollywood Hotel and Casino" which will include a Planet Hollywood Restaurant and may include one or more Planet Hollywood Retail Shops (as both of those terms are defined in Section 2.3 below) and to rename the Theatre for the Performing Arts as HOTEL JV shall determine.

      G. HOTEL JV is an indirect, wholly-owned subsidiary of EquityCo, L.L.C., a Nevada limited liability company formed by affiliates of Robert Earl, Bay Harbour Management, L.C. and Starwood Hotels & Resorts Worldwide, Inc. ("Starwood") established pursuant to an Amended and Restated Operating Agreement, dated as of April 22, 2003 (the "Operating Agreement") setting forth the rules and regulations for the operations of HOTEL JV;

      H. HOTEL JV desires to use THE MARKS and the DOMAIN NAMES to identify, promote, manage and operate the Complex and certain services to be rendered and the products to be sold thereat including, without limitation, the Planet Hollywood Restaurant;

      I. PHII desires to grant a license to HOTEL JV to use THE MARKS and the DOMAIN NAMES and to provide certain marketing and promotional services to HOTEL JV to identify and promote the Complex and, in connection therewith, to provide certain services to be rendered and certain products to be sold thereat, all such grants being subject to the terms and conditions contained in this Agreement; and

      J. HOTEL JV desires to license a portion of PHMemo's collection of memorabilia which shall be established by mutual agreement of the parties hereto and attached to and incorporated in this Agreement as EXHIBIT B and which shall be updated and revised from time to time subject to the provisions of this Agreement (hereinafter referred to as "THE MEMO") to display and exhibit THE MEMO in the Complex and PHII and PHMemo desire to grant a license to HOTEL JV to use THE MEMO in order to display and exhibit THE MEMO in the Complex subject to the terms and conditions contained in this Agreement.

      NOW, THEREFORE, for good and valuable consideration, and for and in consideration of the mutual promises, covenants and undertakings herein set forth, PHII, PHMemo and HOTEL JV agree as follows:

      1. LICENSE

      1.1. Subject to the provisions of this Agreement, PHII hereby grants to HOTEL JV an irrevocable license to use and sub-license the use of THE MARKS and the DOMAIN NAMES in connection with the identification, management, operation, advertising and promotion of the Complex, including sub-licensing rights described in Sections 1.3 and 1.4 below, the services rendered thereat and the products provided, offered and distributed and/or sold to guests and other customers of the Complex, and for no other business or non-business purposes whatsoever and no other goods or services whatsoever and solely in accordance with the Limitations of Use as set forth in Section 4, the Standard of Quality as set forth in Section 6 and including only the following licensed rights (hereinafter referred to as the "Licensed Rights"):

      (a) Use of THE MARKS as a trade name for the Complex and for business related to the Complex and the identification, management, operation, advertising and promotion thereof;

      (b) Use of THE MARKS in connection with the identification, management, operation, advertising and promotion of the Complex including, without limitation, the casino and/or all gaming and betting, the rental of guest, conference and banquet rooms at the Complex, the sale of food and beverages provided by the Complex (including the Planet Hollywood Restaurant and Planet Hollywood Retail Shop(s) as outlined in detail in Section 2.3 below), and any and all other services provided by the Complex (hereinafter referred to as "Licensed Services");

      (c) Use of THE MARKS on those goods distributed and/or provided by HOTEL JV on a complimentary basis or otherwise provided in the ordinary course without charge in the operation of the Complex, such as articles of clothing and/or goods including but not limited to stationery, toiletries such as shampoo, soap, shaving creme, and towels as typically provided for and used by guests, employees and management of the Complex, including but not limited to goods located or used in guest rooms, conference rooms, banquet rooms, casinos and public areas whether such products are provided to guests on a complimentary basis or otherwise (hereinafter collectively referred to as "Licensed Complimentary Products") and the advertising and promotion thereof. The Licensed Complimentary Products bearing THE MARKS distributed and/or provided by HOTEL JV throughout the Complex may, at the election of Hotel JV, be (i) procured from and provided by PHII and its respective affiliates to HOTEL JV for distribution in accordance with the Standard of Quality set forth in Section 6 herein; or
(ii) be produced and
procured from any third party, provided such production and procurement is in accordance with the Standard of Quality set forth in Section 6 herein and the other applicable terms and conditions of this Agreement.

      (d) Use of THE MARKS in connection with the advertising and promotion of the offering for sale of goods and the sale of goods within or in connection with the Complex, including but not limited to souvenir casino chips, casino paraphernalia and souvenirs; articles of clothing, such as T-shirts, sweatshirts, jackets, caps and robes; any and all merchandise of personal adornment, such as jewelry, pins and sunglasses, as well as any and all souvenirs, novelties and toys, as provided to HOTEL JV by PHII and/or PHII and their respective affiliates (hereinafter referred to as "Provided Goods"). HOTEL JV agrees and acknowledges that, to the extent such Provided Goods bearing THE MARKS constitute either (i) articles of clothing, or (ii) items as are typically sold at other Planet Hollywood restaurant and/or retail outlets, said Provided Goods bearing THE MARKS offered for sale and/or sold throughout the Complex shall in each instance be procured from PHII or its respective affiliates to fulfill HOTEL JV's requirements for Provided Goods; provided, that PHII or its affiliates shall (i) promptly provide such Provided Goods to HOTEL JV in accordance with the Standard of Quality set forth in Section 6 below, and (ii) offer such Provided Goods at terms and conditions equal to or better than any bona fide offer from a third party provider of similar products. In the event that PHII or its affiliates shall be unable to promptly provide such Provided Goods in accordance with the terms and conditions of this Section 1.1(d), HOTEL JV shall have the right to procure such particular Provided Goods from third party providers; it being the express intent of the parties hereto that, to the extent that such Provided Goods bearing THE MARKS constitute either (i) articles of clothing, or (ii) items as are typically sold at other Planet Hollywood restaurant and/or retail outlets and PHII or its affiliates shall be able to promptly provide any Provided Goods to HOTEL JV on a commercially competitive basis, HOTEL JV shall purchase such Provided Goods from PHII or its affiliates. To the extent (x) any particular Provided Good does not constitute either (i) articles of clothing, or (ii) items as are typically sold at other Planet Hollywood restaurant and/or retail outlets or (y) PHII cannot or does not promptly supply the Provided Goods as and when required by HOTEL JV on a commercially competitive basis, HOTEL JV may procure such Provided Goods from third parties, provided such production and procurement is in accordance with the Standard of Quality set forth in Section 6 herein and the other applicable terms and conditions of this Agreement.

      (e) Use of any and all copyrights in and to the Planet Hollywood design marks as set forth in EXHIBIT A as well as the use of any and all copyrights in and to the artwork, printed matter, menus, signage, videos, music jingles and other copyrightable materials owned by PHII and/or PHMemo for HOTEL JV's use in the advertising, promotion, management and operation of the Complex. PHII hereby consents to any reproduction of the Planet Hollywood design marks by HOTEL JV for the purposes of advertising and promoting the Complex and the business related thereto and for any other purpose contemplated in this Agreement subject to the terms and conditions of this Agreement.

      1.2. Subject to the provisions of Section 3.1 below, the Licensed Rights granted herein shall be exclusive to HOTEL JV and its permitted successors, assigns and sublicensees within the territory of Clark County, Nevada (the "Territory").

      1.3. Subject to the provisions of this Agreement, HOTEL JV shall have the right to grant to Starwood or one or more of Starwood's affiliates or subsidiaries as appropriate or necessary (or any other entity selected by HOTEL JV and approved by Lender under the Loan Agreement) (hereinafter referred to as "STARWOOD") a nontransferable, revocable sub-license to use THE MARKS and the DOMAIN NAMES in connection with the identification, joint management, operation, advertising and promotion of the Complex and the Time Share Premises (as defined in the Loan Agreement) and for no other business or non-business purposes whatsoever and in accordance with Section 7, which sublicense shall be in a form and content reasonably acceptable to PHII, HOTEL JV, STARWOOD and Lenders.

      1.4 Subject to the provisions of this Agreement, HOTEL JV shall have the right to grant to the "Manager" (as such term is defined in the Loan Agreement) (and any successor Manager approved by the Lenders under the Loan Agreement) a nontransferable, revocable sub-license to use THE MARKS and the DOMAIN NAMES in connection with the identification, management, operation, advertising and promotion of the Planet Hollywood Hotel and for no other business or non-business purposes whatsoever and in accordance with Section 7, which sublicense shall be in a form and content reasonably acceptable to PHII, HOTEL JV, such Manager and Lenders.

      1.5 (a) Subject to Sections 1.1 and 3.8 of this Agreement PHII grants to HOTEL JV the right, but not the obligation, to use THE MARKS and the DOMAIN NAMES in connection with the development, operation and maintenance of a "Planet Hollywood Hotel and Casino" website on the Internet, including but not limited to the World Wide Web, as developed and maintained by HOTEL JV in its sole discretion; provided, however, the rights conferred pursuant to this Section 1.5(a) specifically exclude any and all rights to conduct "online gaming" or other games of lottery or chance on the Internet, including but not limited to the World Wide Web, whether for a fee or free of charge, but specifically excepting promotional sweepstakes or contests where no purchase or payment of any kind is required to participate (collectively, "Online Gaming"), with any and all such Online Gaming rights being specifically retained by PHII.

          (b) Notwithstanding the foregoing, the rights granted pursuant to
Section 1.5(a) are conditioned upon HOTEL JV developing the "Planet Hollywood Hotel and Casino" website so that it has reciprocal cross links and has, from an end-user perspective, a "seamless reciprocal integration" with PHII's and HOTEL JV's existing or future website(s) to the extent that such reciprocal cross links are permitted by applicable law and regulation including, without limitation, any rules and regulations imposed by Nevada Gaming regulatory agencies. For purposes of this Section 1.5(b), the phrase "seamless integration" shall mean that any end user shall have the ability to access PHII's or HOTEL JV's, as applicable, existing or future website(s) by performing no greater than two "clicks" on the Hotel JV or PHII, as applicable website and such other integrations as are mutually agreed by the parties hereto.

      1.6 Subject to the terms and conditions of this Agreement, PHMemo hereby grants to HOTEL JV an irrevocable license and the right to use THE MEMO for displaying and exhibiting THE MEMO for the full term of this Agreement in the Complex and for no other purposes and subject to the Limitations of Use as set forth in Section 5.

      2. LICENSE FEE

      2.1. Commencing upon the occurrence of each of the completion of the rebranding and the grand reopening of the Complex as a Planet Hollywood using THE MARKS (the "Grand Reopening"), as consideration for the use of THE MARKS, the DOMAIN NAMES, THE MEMO and the other contributions of PHII and PHMemo hereunder, HOTEL JV shall pay PHII an amount (the "Continuing Fee") equal to one and 75/100 percent (1.75%) of HOTEL JV's Non-Casino Gross Receipts (as such term is defined in Section 2.2 below) without set-off or deduction therefrom at PHII's principal place of business in Orlando, Florida (unless otherwise agreed by PHII); provided, however that for purposes of calculating the Continuing Fee no more than 22% of revenues from Non-Casino Gross Receipts may consist of casino "complimentaries" extended to customers. The Continuing Fee shall be paid quarterly in arrears and shall be due and payable quarterly to PHII on the first day of each such quarter. Notwithstanding the foregoing, if prior to the Grand Reopening, HOTEL JV opens an attraction with paid admission using THE MEMO or THE MARKS, HOTEL JV shall pay to PHII a Continuing Fee (payable quarterly as set forth above) based solely on the Gross Receipts of such attraction (and excluding all other "Non-Casino Gross Receipts"(defined below)) until the Grand Reopening.

      2.2. For purposes of this Agreement "Non-Casino Gross Receipts" shall mean the gross proceeds from sales of any and all items sold on or from the Complex in the ordinary course of business and shall include and not be limited to the following:

            (a) All cash and cash equivalents and credit transactions, and the full value of any and all "complimentaries" extended to customers (excluding the value of complimentary alcoholic and non-alcoholic beverages), of whatever nature carried out during a calendar quarter in question in connection with the Complex, and wherever a credit or service card is used by a customer, the amount for purposes of calculating Gross Receipts shall be the price charged to the customer and no deduction therefrom shall be permitted;

            (b) The price of all goods sold and delivered and any services performed during such calendar quarter in connection with the Complex (including the value of any goods or services delivered to affiliates or employees of HOTEL JV, Manager or any other parties for prices less than those charged to third parties (subject to Section 2.2(d));

            (c) For the avoidance of doubt, it is agreed by the parties hereto that, except as otherwise expressly excluded below, any and all revenues of any kind or nature arising, directly or indirectly, out of the operation of the Complex, including, without limitation, the rental of guest rooms, conference rooms and banquet rooms, the sale of any and all retail products, the sale of food, beverage and alcohol from the premises and catering, receipts from entertainment events held in connection with the Complex, royalty and licensing revenue, subleasing and sublicensing revenue (subject to Section 2.2(d)(ii) below) and any other sources of revenue, of whatever kind or nature, generated by the Complex by HOTEL JV, whether physically generated at the Complex or otherwise shall be included in the definition of Non-Casino Gross Receipts and shall be included in calculating the Continuing Fee payable to PHII.

            (d) Non-Casino Gross Receipts shall expressly exclude:

                  (i) Those revenues arising directly and solely from conducting casino gambling operations in the Complex; provided, however, other sources of revenue generated in connection with casino gambling operations shall be included. By way of example and not of limitation, a $1.00 chip placed in a slot machine by a customer on the Planet Hollywood Hotel casino floor shall not be included in Non-Casino Gross Receipts; however, any sale by the HOTEL JV in the casino of food, beverage (including alcoholic beverages), retail products or other expenditures made by said customer other than gambling shall be included in calculating Non-Casino Gross Receipts. For the avoidance of doubt, the purchase by the customer of any branded gaming product, by way of example and not of limitation, branded casino chips which are usable in the casino, whether or not such chips are actually utilized in gambling activities, shall not be included in Non-Casino Gross Receipts;

                  (ii) Those revenues arising directly from third party operator retail and restaurant operators, tenants, licensees or concessions in the Complex where such operations are not branded with or otherwise utilize THE MARKS or otherwise incorporate or utilize the PHII Intellectual Property ("Third Party Operations") shall not be included in Non-Casino Gross Receipts; provided, however, any and all revenues received by HOTEL JV arising from such Third Party Operations shall not be excluded from the definition of Non-Casino Gross Receipts.

                  (iii) Applicable excise, sales, occupancy and use taxes, or similar government taxes, duties, levies or charges collected directly from patrons or guests, or taxes as a part of the sales price of any goods, services, or displays, including gross receipts, admissions, cabaret or similar or equivalent taxes;

                  (iv)  Tips or their equivalent;

                  (v) Discounts of contracts and early payment discounts to the extent that such discounts are actually provided;

                  (vi) Employee meals to the extent that such meals are provided at HOTEL JV's actual cost;

                  (vii) Any customer refunds, returns or allowances arising from credits, rebates and discounts of any nature, including returned product or defective products or services or the like, provided, however, that such refunds or allowances shall not exceed the original price charged by HOTEL JV therefor and shall only be deducted from Non-Casino Gross Receipts in the week in which they are paid or allowed to the customer;

                  (viii) Those revenues arising directly and solely from the operation of a Planet Hollywood Restaurant (defined below) as such revenues are to be utilized in calculating the royalty revenue set forth in Section
                          2.3 below;

                  (ix)    any duplicate counting of income in any event;

                  (x)     any time share profits or proceeds;

                  (xi)    credit card processing or service fees actually paid;

                  (xii) receipts from the financing, sale or other disposition of capital assets, furniture, fixtures and equipment and other items not in the ordinary course of HOTEL JV's operations and income derived from securities and other property acquired and held for investments;

                  (xiii) receipts from awards or sales in connection with any Taking (as such term is defined in the Loan Agreement), from other transfers in lieu of and under the threat of any Taking, and other receipts in connection with any Taking, but only to the extent that such amounts are specifically identified as compensation for alterations or physical damage to the Complex;

                  (xiv) proceeds of any insurance (excluding business interruption; provided that such insurance shall be included in Non-Casino Gross Receipts proportionally to the period covered by such insurance);

                  (xv)    revenues generated by parking;

                  (xvi)   security deposits;

                  (xvii) any contributions by HOTEL JV of any additional working capital, and any contributions to any reserve fund (and any interest earned thereon);

                  (xviii) any refund of taxes that were overpaid in a prior
                          year;

                  (xix)   any reversal of any contingency or tax reserve;

                  (xx) any proceeds from the settlement or successful prosecution of any legal claim (other than for payment of insurance claims included as Non-Casino Gross Receipts pursuant to clause (xiv) above);

                  (xxi) any cash on hand, accounts receivable or closing adjustments received by HOTEL JV in connection with HOTEL JV's acquisition of the Complex and any sums received from any source by HOTEL JV after HOTEL JV's acquisition of the Complex that are either payable to the prior owner of the Complex or received or retained by HOTEL JV to reimburse itself for claims, payable to creditors of the prior owner of the Complex in accordance with the Purchase Agreement or closing adjustments incurred in connection with such acquisition; and

                  (xxii) payments of principal and interest received pursuant to that certain Subordinated Non-Negotiable Promissory Note dated as of November 20, 2000 by Aladdin Bazaar, LLC in favor of Aladdin Gaming, LLC and subsequently endorsed by the payee to HOTEL JV, as such promissory note may have been or may hereafter be amended, restated, extended, replaced or refinanced.

      2.3. HOTEL JV shall have the right to construct and operate a "Planet Hollywood" branded restaurant within the Planet Hollywood Hotel to sell Planet Hollywood food, beverage and retail products, either within the Planet Hollywood Hotel or on a catered basis (the "Planet Hollywood Restaurant") and shall have the right, but not the obligation, to operate one or more branded Planet Hollywood retail outlets (a "Planet Hollywood Retail Shop"); provided, however, the rights to the Planet Hollywood Restaurant and any Planet Hollywood Retail Shops shall be granted pursuant to and subject to the parties hereto entering into a franchise agreement substantially similar to the Restaurant License Agreement in a form and substance mutually agreed by the parties hereto, such Restaurant License Agreement to be attached hereto as EXHIBIT C and incorporated herein; provided further, that the royalty payable by HOTEL JV to PHII on Gross Sales (as such term is defined in the Restaurant License Agreement) arising from the Planet Hollywood Restaurant and any Planet Hollywood Retail Shops shall be five percent (5%) on Gross Sales (as such term is defined in the Restaurant License Franchise Agreement) of food and beverage and ten percent (10%) on Gross Sales of merchandise (collectively "Retail Royalties"). The Retail Royalties shall be paid quarterly in arrears and shall be due and payable quarterly to PHII simultaneously with the payment of the Continuing Fee. Notwithstanding the foregoing, during the first year of operation of the Planet Hollywood Restaurant, the payment of Retail Royalties attributable to the Planet Hollywood Restaurant shall be payable to PHII solely to the extent that, after such payment, the Planet Hollywood Restaurant shall have positive cash flow. There shall be no Initial Fee (as such term is defined in the Site Franchise Agreement) for the granting of the franchise as set forth in this Section 2.3. The parties agree that, to the extent any ancillary items conflict with the rights of any Third Party Operations, such ancillary items will not be available in the Planet Hollywood Restaurant or Planet Hollywood Retail Shops (by way of example and not of limitation, if a Third Party Operation has the exclusive right to sell leather coats and jackets within the Complex, the Planet Hollywood Restaurant shall not sell branded leather coats and jackets).

      3. RESERVATION OF RIGHTS

            3.1.During the term hereof, and specifically excepting (a) the granting of a third party license to THE MARKS in connection with the development of the approximately 4 acre parcel known as the "Music Parcel"; (b) the granting of a third party license to THE MARKS to the owners of the Desert Passage in connection with the re-theming of the Desert Passage; and (c) the granting of a third party license to THE MARKS in connection with the development and operation of the TPA, PHII shall not license or otherwise allow the use or operation of THE MARKS in connection with the operation of a hotel, casino restaurant or retail shops at any location within the Territory; provided, however, PHII may license or otherwise allow the use or operation of THE MARKS in connection with one or more restaurants within the Territory if (i) HOTEL JV advises PHII in writing (and obtains the advance written consent of the Lenders to such writing in Lender's sole discretion) that HOTEL JV will not open a Planet Hollywood Restaurant in the Complex; or (ii) if Lenders terminate the Restaurant License in accordance with the License Subordination and Cooperation Agreement of even date herewith (the "Subordination Agreement"); provided further, PHII may license or otherwise allow the use or operation of THE MARKS in connection with one or more retail shops within the Territory, if (u) HOTEL JV advises PHII in writing (and obtains the advance written consent of the Lenders to such writing in Lenders' sole discretion) that HOTEL JV will not open a retail shop in the Complex; or (v) if Lenders, in accordance with the terms and conditions of the Subordination Agreement terminate the Restaurant License and all Planet Hollywood retail shop(s) within the Complex. In addition, from the Effective Date until the sooner to occur of (y) one (1) year following the Grand Reopening or (z) a termination of this Agreement by Lenders under the Subordination Agreement, other than the Complex. PHII shall not license or otherwise allow the use or operation of THE MARKS in connection with a hotel with a gaming casino, other than the Complex, within the State of Nevada or within the southern portion of the State of California as identified by that portion of California that lies south of a line of latitude drawn horizontally from the northernmost point in the County of Ventura, and (d) the Planet Hollywood restaurant located at 3500 South Las Vegas Blvd, No G-25 89109 in Las Vegas, Nevada. Notwithstanding the foregoing, but subject to Section 2.6.7 of the Securities Purchase Agreement and termination of this Agreement by the Lenders under the Subordination Agreement, until the Obligations (as such term is defined in the Loan Agreement) and the Noteholder Obligations (as such term is defined in the Securities Purchase Agreement), including all extensions, modifications, restatements or amendments thereof, are indefeasibly paid in full and performed, none of Robert Earl, PHII, PHMemo or Hotel JV (or the holder of any equity interest in HOTEL JV) (except Sheraton in the ordinary course of its business and subject to the provisions of
Section 2.16.2 of the Management Agreement, in each case other than in connection with THE MARKS) shall be directly or indirectly involved in the ownership, operation or management of any Planet Hollywood branded hotel with a gaming casino other than the Complex; provided, however, nothing contained herein shall prevent the above parties from licensing the rights to THE MARKS for purposes not prohibited by this Agreement. Except as otherwise set forth herein, nothing in this Agreement shall be construed as limiting or preventing PHII from granting licenses to any third party for the use of the Licensed Rights or from utilizing the PHII Intellectual Property Rights, in both such instances including THE MARKS, in any other manner whatsoever.

            3.2. Nothing contained in this Agreement shall be construed as an assignment or grant to HOTEL JV, including any and all of its sub-licensees, of any ownership right, title, or interest in or to THE MARKS, THE MEMO or the Licensed Rights.

            3.3. Any and all rights granted to HOTEL JV for the use of THE MARKS under this Agreement shall extinguish and be rendered null and void upon the expiration or sooner termination of this Agreement in accordance with the terms hereof.

            3.4. At the sole election of HOTEL JV, PHII or its affiliates may provide to HOTEL JV the Licensed Complimentary Products; provided, however, that
(i) HOTEL JV shall have no obligation to purchase any particular Licensed Complimentary Products from PHII or its respective affiliates; (ii) the cost of such Licensed Complimentary Products as provided by PHII or its respective affiliates will not exceed a commercially competitive price in an arm's length market transaction; and (iii) such Licensed Complimentary Products provided by PHII shall in any event be produced in accordance with the Standard of Quality set forth in Section 6 hereinbelow.

            3.5. In accordance with the terms and conditions of Section 1.1(d) above, PHII or its affiliates may provide to HOTEL JV the Provided Goods; provided, however, that (i) HOTEL JV shall have no obligation to purchase any particular Provided Goods from PHII or its affiliates as long as HOTEL JV complies with Section 1.1(d) with respect to procuring its Provided Goods; (ii) the cost of Provided Goods provided by PHII will not exceed a commercially competitive price in an arm's length market transaction; and (iii) the Provided Goods provided by PHII shall in any event be produced in accordance with the Standard of Quality set forth in Section 6.

            3.6. For facilitating the selection of the Licensed Complimentary Products and

Provided Goods provided by PHII, HOTEL JV and PHII acknowledge and agree that PHII or its affiliates shall submit to HOTEL JV without charge specimens of such Licensed Complimentary Products and Provided Goods for HOTEL JV's approval. After such approval, PHII agrees and acknowledges that the Licensed Complimentary Products and Provided Goods shall be procured (to the extent required under this Agreement) from and provided by PHII or its respective affiliates of a quality consistent with the approved sample and otherwise in accordance with the Standard of Quality set forth in Section 6 and the other applicable terms hereof.

            3.7. PHII shall have the sole and exclusive right to, and shall timely, register or otherwise renew each of THE MARKS with any federal, state, territorial, or provincial governmental agency and shall have the obligation and responsibility for same at its sole expense, including without limitation any application for trademark registration, statement of use, declaration of use and incontestability, registered user registrations, application for registration of copyright claim, renewal, including all requisite documentation and affidavits, or other governmental filing of or for any of THE MARKS. HOTEL JV shall execute, and shall provide for the execution by any sub-licensee of THE MARKS, all appropriate documents prepared by or for the benefit of PHII reasonably necessary for such purposes in a reasonably timely manner at PHII' sole expense. PHII warrants and represents that it has registered THE MARKS and, to the extent required the DOMAIN NAMES, with all required governmental agencies, has good and marketable title to THE MARKS, DOMAIN NAMES and THE MEMO, free and clear of all liens except as shown on Schedule 1, and each of PHII and PHMemo warrant and represent that they have full power to enter into this Agreement.

            3.8. PHII shall have the sole and exclusive right to, and shall timely, at its sole expense register or otherwise renew each of the DOMAIN NAMES with Network Solutions, Inc. (hereinafter referred to as "NSI") and/or any successor entity(ies) which is (are) responsible for the registration of Internet domain names throughout the world, including, but not limited to, domain name registrations in the generic top level domains of ".com", ".org", ".net" and ".biz". HOTEL JV shall have the non-exclusive right to use THE MARKS for up to two (2) domain names for creating Internet websites for the Complex ("Hotel Websites") for the term of this Agreement; provided, however, the registration, renewal and maintenance fees for the Hotel Websites shall be borne solely by HOTEL JV.

            3.9. PHII acknowledges that it shall maintain and protect THE MARKS and the DOMAIN NAMES and PHII shall take all necessary actions to meet such requirements with respect to those goods and services offered in conjunction with THE MARKS and the DOMAIN NAMES at PHII's sole expense.

            3.10. It is expressly understood that the rights and powers retained by PHII to approve the products, advertising and promotions of HOTEL JV, as expressly provided herein, are retained because of the necessity of protecting the PHII Intellectual Property (as defined in Section 3.12) generally, and specifically to conserve the goodwill and good name of PHII and THE MARKS.

            3.11. PHII and HOTEL JV acknowledge and agree that the services and sale of goods in connection with THE MARKS shall be appropriate for a first class themed hotel with a casino, restaurant, bar and related uses and equal to or better than the level of service and quality prevailing from time to time at Sheraton-managed hotels (or such other Manager approved by the Lenders under the Loan Agreement), operated in compliance with applicable laws and governmental regulations.

            3.12 All designs, materials, copyrights, artwork, trade names, Trade Dress, trademarks, service marks, domain names, derivative works thereof and works made-for-hire, and all goodwill associated therewith, and all other intellectual property rights of any kind (collectively referred to hereafter as the "PHII Intellectual Property") created by or for PHII or any of its affiliated companies, with respect to the Planet Hollywood Hotel shall remain proprietary with and owned by PHII or any of its affiliated companies, as the case may be . The PHII Intellectual Property shall also include any and all derivatives in and to the copyrights, trade names, Trade Dress, trademarks, service marks of PHII existing at the time of this Agreement or thereafter, whether created, designed or developed by PHII, HOTEL JV, Manager or any other third party and PHII specifically reserves any and all rights in such derivatives. By way of example and not of limitation, in the event that HOTEL JV develops a new logo that is a derivative work of, or otherwise incorporates any of the PHII Intellectual Property, for use in connection with the Planet Hollywood Hotel, although HOTEL JV shall automatically retain a license to such logo pursuant to and subject to this Agreement as if such logo were included on EXHIBIT A as one of THE MARKS. PHII shall retain any and all rights in and to such derivative work and HOTEL JV shall acquire no proprietary rights therein. Except as set forth herein, all designs, materials, copyrights, artwork, trade names, trade dress, trademarks, service marks, domain names, derivative works thereof and works made-for-hire, and all goodwill associated therewith, and all other intellectual property rights of any kind owned and/or used by HOTEL JV in connection with the Complex (except for THE MARKS, the DOMAIN NAMES and the PHII Intellectual Property or any derivatives thereto) shall remain proprietary with and owned by HOTEL JV or such sub-licensee, as the case may be (the "HOTEL JV Intellectual Property"). For purposes of this Agreement, "Trade Dress" is defined as those elements in which the Planet Hollywood Hotel is packaged which create the visual image presented to customers and which are capable of acquiring exclusive legal rights as a type of trademark or identifying symbol of origin.

            3.13 PHMemo shall at all times retain sole ownership and title of THE MEMO, and HOTEL JV shall not have or at any time acquire any right, title, equity or other interest in THE MEMO, except the license to possess and use THE MEMO as provided for in this Agreement. THE MEMO is, and shall at all times remain, the personal property of PHMemo, notwithstanding that any part of it may now be, or may become, in any manner attached to, or embedded in, real property or any building with respect to the Planet Hollywood Hotel. HOTEL JV agrees to indemnify PHMemo and PHII for any loss or expense due to a lien or claim on THE MEMO by any other lienor or claimant to the extent such lien or claim is caused by the action or inaction of HOTEL JV.

4. LIMITATIONS OF USE - THE MARKS

            4.1.Except as otherwise permitted hereunder:

                  (a) HOTEL JV shall not use or authorize others to use the PHII Intellectual Property Rights, the Licensed Rights, the Licensed Complimentary Products, or the Provided Goods for any other purpose, except as provided below;

                  (b) HOTEL JV shall only use THE MARKS as shown on EXHIBIT A and shall use no variations of or make any material changes, additions or deletions to THE MARKS without PHII's prior written approval which approval may be withheld in PHII's reasonable discretion; and

                  (c) Except as otherwise permitted under this Agreement, HOTEL JV shall not use or authorize others to use THE MARKS, the DOMAIN NAMES or the PHII Intellectual Property Rights as a trademark and/or service mark and/or logo incorporating any other word, term, mark, graphics or designs without PHII's prior written approval, which approval may be withheld at PHII's reasonable discretion.

            4.2. Notwithstanding the limitations set forth in this Section 4, PHII acknowledges that in addition to the sublicenses addressed in Sections 1.3 and 1.4 above, HOTEL JV may use or authorize third parties to use the PHII Intellectual Property, including without limitation THE MARKS, in joint advertising and promotion of the Planet Hollywood Hotel and the services and products offered by such third parties provided PHII has given its prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned.

            4.3. HOTEL JV shall not, either during or after the term of this Agreement, do anything itself, or aid or assist any other party to do anything which would infringe, violate, tarnish, dilute, cause a loss of distinctiveness, harm, or contest the rights of PHII in and to THE MARKS, and/or do anything which would damage the goodwill or brand image associated with THE MARKS. PHII shall not, either during or after the term of this Agreement, do anything itself, or aid or assist any other party to do anything which would infringe, violate, tarnish, dilute, cause a loss of distinctiveness, harm or contest the rights of HOTEL JV in and to HOTEL JV's Intellectual Property, and/or do anything which would damage the goodwill or brand image associated with THE MARKS, the DOMAIN NAMES or the PHII Intellectual Property which HOTEL JV may use in conjunction with the services rendered and the goods offered within the Complex.

            4.4. PHII shall designate in writing a representative to which HOTEL JV shall direct any and all requests for written approval as required by this Agreement; and for all matters submitted for the written approval of PHII as required by this Agreement, if PHII does not approve thereof in writing within a fifteen (15) day period following such submission, such matters shall be deemed approved by PHII.

      5. LIMITATIONS OF USE - THE MEMO

            5.1. THE MEMO licensed hereunder shall initially consist of those items of memorabilia requested by HOTEL JV for its use in connection with this Agreement not to exceed an aggregate fair market value of Twenty Million and No/100 Dollars ($20,000,000), such amount representing the maximum amount of THE MEMO that may be licensed to HOTEL JV at any given time, such memorabilia to be identified on EXHIBIT B attached hereto. PHMemo agrees to make available to HOTEL JV, at all times, memorabilia having a value of not less than Twenty Million and No/100 Dollars ($20,000,000) in the aggregate for HOTEL JV's use at the Complex in Hotel JV's discretion. Within one hundred twenty (120) days following the reasonable request of HOTEL JV, and at HOTEL JV's sole cost and expenses, PHMemo shall add and/or subtract memorabilia from the items provided pursuant to this Agreement in order to rotate a portion of PHMemo's collection into and out of the Complex (a "Swap Out"); provided, however in no event shall PHMemo have an obligation to license any PHMemo in excess of an aggregate fair market value of Twenty Million and No/100 Dollars ($20,000,000), such amount representing the maximum amount of THE MEMO that may be licensed to HOTEL JV at any given time. PHMemo shall, at all times during the term of this Agreement, maintain a reasonable level of memorabilia (which, including THE MEMO, shall have an aggregate value of not less than Twenty Million and No/100 Dollars ($20,000,000) in its total collection in order to satisfy its Swap Out and other obligations hereunder and THE MEMO shall be of a type and quality consistent with memorabilia supplied by PHII and/or PHMemo to its other licensees, lessees or franchisees. Following a Swap Out or any change, addition or deletion to THE MEMO pursuant to the terms and conditions of this Agreement, EXHIBIT B shall automatically be deemed to be revised to reflect such Swap Out, change, addition or deletion. Notwithstanding the foregoing; (i) HOTEL JV agrees that the obligations of PHII and PHMemo do not extend to the provision of any casing, framing or displays for THE MEMO and (ii) PHII and PHMemo agree that, except as otherwise expressly set forth in this Agreement, the obligations of HOTEL JV with respect to THE MEMO as set forth herein do not extend to any memorabilia located at another PHII location other than the Complex. To the extent HOTEL JV requires casing, framing and displays with respect to all or a portion of THE MEMO, HOTEL JV may, but shall not be obligated to, purchase such casing, framing and displays from PHMemo. PHMemo agrees to provide such casing, framing or displays at a commercially competitive arm's length market price. The cost of any such casing, framing, displays, installation, supervision and other services provided by PHII or PHMemo under this Section 5 shall be paid by the HOTEL JV solely from the $90 Million of "Renovation Capital Expenditures" required to be made by HOTEL JV under the Loan Agreement. For purposes of this Agreement, it is agreed by the parties hereto that the "fair market value" of THE MEMO shall be reasonably determined by PHMemo by (a) appraisals of all or part of items comprising THE MEMO by independent appraisers, and/or (b) the historical results of actual sales of items comprising THE MEMO to independent third parties by

PHMemo, and any such determination of value shall be subject to the prior written approval of HOTEL JV and Lenders, such approval not to be unreasonably withheld.

            5.2 HOTEL JV agrees that the installation of THE MEMO requires specialized skill in the form of riggers and professional installers. HOTEL JV shall use the services of (i) PHMemo, or (ii) a supervisor designated by HOTEL JV and reasonably approved by PHMemo in connection with the installation, removal or movement of any of THE MEMO, whether the initial installation, during a Swap Out or upon expiration or sooner termination of this Agreement unless otherwise approved by PHMemo, such approval not to be unreasonably withheld, delayed or conditioned. PHMemo agrees to provide such services at its actual out of pocket cost.

            5.3 HOTEL JV, without prior written consent of PHMemo, shall not permit the Property to be removed from the Complex, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that it shall not be considered an unreasonable condition if PHMemo, acting reasonably, conditions such removal on PHMemo supervising any movement of THE MEMO at HOTEL JV's cost (in an amount not to exceed PHMemo's actual out of pocket costs of providing such service) unless such removal is supervised by an approved third party supervisor as set forth in Section 5.2 above.

            5.4 HOTEL JV shall have absolute supervision and responsibility over the users of THE MEMO, subject to the restrictions set forth in this Agreement. THE MEMO shall be used only for the purpose of protected and supervised display within the Complex absent the prior written approval of PHMemo, such approval not to be unreasonably withheld, delayed or conditioned.

            5.5 HOTEL JV shall use THE MEMO in a careful and proper manner, and agrees not to permit any of THE MEMO to be used in violation of any applicable statute, law, ordinance, rule or regulation relating to the possession, use or maintenance of THE MEMO. HOTEL JV will indemnify and hold PHII and PHMemo harmless from any liabilities, fines, forfeitures or penalties incurred by PHII or PHMemo in connection with a violation of any statute, law, ordinance, rule or regulation of any duly constituted public authority by HOTEL JV related to the use of THE MEMO. HOTEL JV shall maintain at HOTEL JV's expense all necessary permits and licenses for the transportation use and display of THE MEMO.

            5.6 HOTEL JV shall not use THE MEMO in any manner that will result in a cancellation of any insurance policy maintained by HOTEL JV on THE MEMO, even if such use may be in furtherance of HOTEL JV's business purpose.

            5.7 HOTEL JV shall assume all obligations and liabilities concerning possession of THE MEMO (except arising from the negligence or willful misconduct of PHII or PHMemo or as otherwise set forth in Section 14.2) and for its use, condition and storage during the term of this Agreement, any continuation or extension thereof, and during its transport of THE MEMO from PHMemo to HOTEL JV and return. HOTEL JV shall, at HOTEL JV's expense, maintain THE MEMO in the same condition as it was received.

            5.8 Without the prior written consent of PHMemo, which consent shall not be unreasonably withheld, conditioned or delayed, HOTEL JV shall not make any alterations, repairs, additions or improvements to THE MEMO. All additions to and improvements of THE MEMO of any kind shall immediately become PHMemo's property and subject to the terms of this Agreement. HOTEL JV shall not remove, alter, disfigure or cover up any numbering, lettering or insignia displayed on THE MEMO. HOTEL JV shall give PH Memo prompt notice of any need for alteration, repair, maintenance, conservation work, addition or improvement to THE MEMO. PHMemo shall have the right to conduct any work done on THE MEMO; provided that the costs for such work shall not exceed a commercially competitive arm's length market price.

            5.9 It is agreed that PHMemo, at its discretion during HOTEL JV's regular business hours and following not less than twenty-four hours prior written notice, has the right to enter the premises where THE MEMO may be located, for the purpose of inspecting THE MEMO in order to make a determination of its condition and manner of use. If any of THE MEMO covered is not being properly maintained or utilized according to the provisions of this Agreement as reasonably determined by PHMemo, PHMemo has the right, but not the obligation, if such failure is not cured within thirty (30) days following written notice, to have it repaired or maintained at a service facility at the expense of HOTEL JV (not to exceed the actual out of pocket costs of PHII or PHMemo for such work).

            5.10 It is agreed by HOTEL JV that HOTEL JV shall use commercially reasonable efforts to cause THE MEMO to be equitably and proportionately distributed and located between the Planet Hollywood Restaurant (to the extent the Planet Hollywood Restaurant is constructed and operated pursuant to Section
2.3 above) and the remainder of the Complex, and PHII and PHMemo hereby consent thereto.

            5.11. HOTEL JV assumes all risk of loss of and damage to THE MEMO during the term of this Agreement and during any period of transport or storage while THE MEMO is in route from PHMemo to HOTEL JV or from HOTEL JV to PHMemo, from any cause whatsoever. No loss or damage to THE MEMO will impair any obligation of HOTEL JV, PHII or PHMemo with respect to THE MEMO under this Agreement, which will continue in full force and effect. If any of THE MEMO is damaged, lost, stolen or destroyed, HOTEL JV shall promptly notify PHMemo of the occurrence and shall file all necessary reports, including those required by applicable law and those required by interested insurance companies.

            5.12 HOTEL JV shall maintain in full force and effect at all times during the term of this Agreement and any extensions or renewals thereof, comprehensive insurance against loss, theft, damage or destruction of THE MEMO in an aggregate amount of not less than the replacement value, together with liability coverage and such other coverage as may be reasonably required by PHMemo. Such insurance providers and policies shall be subject to the prior written approval of PHMemo and shall name PHMemo and PHII as loss payees. PHII and PHMemo agree that such insurance may be included as part of HOTEL JV's overall insurance program.

            5.13 HOTEL JV shall pay all actual out of pocket shipping costs, freight permit fees, bonding fees, storage costs and insurance costs incurred directly in connection with the shipment of THE MEMO from PHMemo to HOTEL JV and its return.

            5.14 On expiration or earlier termination of this Agreement, HOTEL JV shall, at HOTEL JV's expense, return THE MEMO to PHMemo in the same conditions as when received, by loading THE MEMO on board such carrier as PHMemo shall reasonably specify or approve in writing, and shipping the property by freight to a domestic destination designated by PHMemo. HOTEL JV, at HOTEL JV's expense, shall fully insure THE MEMO against loss or damage during transport, with PHMemo and PHII as loss payees.

            5.15 PHMemo reserves the absolute right to recover, from time to time with the prior written reasonable approval of HOTEL JV (and during the occurrence and continuance of an Event of Default under the Loan Agreement, the prior written reasonable approval of the Lenders), at PHMemo's expense, any item of THE MEMO; provided that PHMemo provides HOTEL JV with reasonable prior written notice and a reasonable substitute item of equal or higher value at the same time. Such a substitution shall not be considered an amendment of this Agreement and shall not affect the terms of this Agreement

            5.16 In the event that any item(s) of THE MEMO shall (a) be conclusively determined to not be authentic items of memorabilia as described on EXHIBIT B as updated and revised from time to time subject to the provisions of this Agreement, or (b) HOTEL JV, in its reasonable discretion, determines that a change in public perception with respect to any particular item(s) of THE MEMO and the continued display of such particular item(s) of THE MEMO shall cause material and continuing damage to the brand image or goodwill of HOTEL JV, PHMemo, at PHMemo's expense, shall remove such item(s) of THE MEMO and provide HOTEL JV with a reasonable substitute item of equal or higher value at the same time of the removal with the prior written reasonable approval of HOTEL JV (and following an Event under the Loan Agreement, the prior written reasonable approval of the Lenders).

      6. STANDARD OF QUALITY

            6.1.HOTEL JV agrees that all uses of THE MARKS by HOTEL JV and its sub-licensees and in connection with the operation and promotion of the Planet Hollywood

Hotel, the Licensed Services and the Licensed Complimentary Products and the Provided Goods shall be of a quality at least as good as and according to the Standard of Quality established in this Section 6.

            6.2.The Licensed Services, Licensed Complimentary Products and Provided Goods shall comply with, at the minimum, the following Standard of Quality (hereinafter referred to as "Standard of Quality"):

                  (a) for facilitating the establishment of the Standard of Quality with respect to the Licensed Services, HOTEL JV and PHII acknowledge and agree that such Standard is evidenced, represented, exemplified, and met by the operation of a first-class hotel with a casino, bar, incidental sundries, amenities, gift-shops and ancillary and related uses customarily found in a first class hotel and equal to or better than the level of service and quality prevailing from time to time at Sheraton-managed hotels (or hotels of a similar quality operated by another Manager approved by Lenders under the Loan Agreement); and

                  (b) for facilitating the establishment of the pertinent Standard of Quality with respect to Licensed Complimentary Products and Provided Goods which HOTEL JV may produce and/or procure other than through PHII, HOTEL JV and PHII acknowledge and agree that such Standard of Quality is evidenced, represented, exemplified, and met by representative samples of such Licensed Complimentary Products and Provided Goods which HOTEL JV shall submit to PHII without charge for PHII's written approval, which shall not be unreasonably withheld, conditioned or delayed; after approval by PHII of such, any and all such Licensed Complimentary Products distributed, offered and/or provided by HOTEL JV on a complimentary basis and any and all such Provided Goods sold within the Complex shall be of a quality at least as good as the approved samples;

            6.3. The Licensed Complimentary Products and Provided Goods which PHII to provides to HOTEL JV for the sale or distribution or offer for sale or distribution shall be of a quality at least as good as the comparable samples sold by PHII or its affiliated entities and/or franchisees at its respective themed restaurants as of the date the products are purchased. For any and all Licensed Complimentary Products and/or Provided Goods for which there is not a comparable sample sold by PHII or its affiliate entities and/or franchisees, PHII acknowledges and agrees that such goods will be of a "first rate" quality as determined by first class hotel industry standards and equal to or better than the level of service and quality prevailing from time to time at Sheraton-managed hotels (or other hotels of a similar quality operated by another Manager approved by Lenders under the Loan Agreement).

            6.4. The license granted pursuant to this Agreement shall only extend to the Licensed Services and Licensed Complimentary Products and Provided Goods which are either (a) submitted to PHII for the examination, observation, screening, sampling and/or testing, as provided herein, for compliance with the Standard of Quality; or (b) provided by PHII or its affiliates to Hotel JV. Notwithstanding the foregoing, once PHII has approved of a particular

Licensed Service, Licensed Complimentary Product or Provided Good, further approvals of such particular Licensed Service, Licensed Complimentary Product or Provided Good shall not be required.

            6.5. To ensure that the Standard of Quality is being met, PHII or its representatives shall have the right to conduct inspections of any portion of the Complex or any location where Licensed Services are being rendered and/or Licensed Complimentary Products or Provided Goods are being distributed upon reasonable written notice to Hotel JV (but not less than twenty-four hours written notice). Such inspections shall be conducted no more than four (4) times during any given calendar year at no expense to HOTEL JV and during the normal business hours of HOTEL JV's executive management with no disturbance to the guests and to the operations of the Complex. Prior to the initial sale, rendering or offering by HOTEL JV of any Licensed Services or Licensed Complimentary Products or Provided Goods under or in connection with THE MARKS or any of the other Licensed Rights, HOTEL JV shall make same available to PHII for PHII's written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

      7. TRADEMARK NOTICE DESIGNATION AND PROTECTION

            7.1. HOTEL JV shall use the expression "the trademark Planet Hollywood used under License" or any reasonable equivalent thereof as required by any applicable law and/or whenever such may be used with reasonable convenience in conjunction with any and all advertising and promotional materials used in connection with the Complex and the Licensed Services and such other expressions as may be reasonably requested by PHII or PHMemo in writing in connection with the display and exhibition of THE MEMO.

            7.2. HOTEL JV shall, as noted in EXHIBIT A or when advised by PHII in writing: (a) use a notice of trademark and/or service mark registration conforming to law directly after THE MARKS (e.g., (R)); (b) use the designation "SM" or "TM" directly after THE MARKS in connection with any unregistered use of THE MARKS in conjunction with the Licensed Services, Licensed Complimentary Products and Provided Goods, as reasonably appropriate; and (c) use the copyright notice as reasonably appropriate (e.g., (C)). Upon PHII's addition of any new marks or designs to EXHIBIT A, such marks or designs shall also bear the appropriate notice.

            7.3. HOTEL JV shall give written notice to PHII of any infringements, dilution or counterfeits of, or any unfair competition affecting THE MARKS or Intellectual Property Rights in connection with the Complex, the Licensed Services, the Licensed Complimentary Products and the Provided Goods known to Hotel JV promptly upon becoming aware of such occurrences and to cooperate at PHII's sole expense in any action regarding these matters which PHII may, in its reasonable discretion, deem appropriate. PHII shall take or institute any action PHII deems advisable regarding such matters at its own expense and for its own account. In the event PHII prosecutes an action through to completion either by settlement or adjudication, PHII shall be entitled to the entirety of any amounts received as compensation for damages. If PHII determines to take no action with respect to said infringements, dilution, counterfeits or unfair competition, PHII shall provide reasonable written notice within a reasonable time period to HOTEL JV of such determination, in which event HOTEL JV may, at its own expense and for its own account, and with PHII's cooperation (including joining as a party), prosecute said action, in which case HOTEL JV shall be entitled to the entirety of any amounts received as compensation for damages thereof.

      8. PROMOTIONS AND MARKETING

            8.1. At PHII's sole cost, PHII shall provide or cause other affiliates of PHII to provide for, in good faith and a highly professional manner, the following marketing and promotional services ("Promotional Services") to HOTEL JV:

                  (a) Reasonable assistance regarding the creative aspects, conceptual planning, design and operation of the Planet Hollywood theme of the Complex; and

                  (b) Reasonable assistance regarding public relations strategies and campaigns to advertise the Complex.

      9. AGREEMENT TERM

            9.1. Unless sooner terminated pursuant to the terms and provisions of this Agreement, this Agreement shall be in full force and effect for a term expiring at midnight on that date which is twenty-five (25) years following the Effective Date hereof and three (3) automatic ten (10) year renewals provided that HOTEL JV is not in default of its obligations under this Agreement beyond any applicable cure period at the expiration of the initial term or any renewal term.

            9.2. Upon the termination or expiration of this Agreement pursuant to the terms and provisions of this Agreement for any cause, HOTEL JV and its sub-licensees shall, in a commercially reasonable manner, but in no event to exceed nine (9) months following such termination or expiration, discontinue all use of the PHII Intellectual Property, THE MARKS, the DOMAIN NAMES, and THE MEMO, including without limitation, such indicia on exterior or interior signs, stationary, operating equipment and furniture, fixtures and equipment (collectively, the "Proprietary Materials") and discontinue the use of the Hotel Website; provided, however, that HOTEL JV shall discontinue the use of consumable supplies (including, without limitation, brochures, promotional materials and Licensed Complimentary Products) containing Proprietary Materials within ninety (90) days following such termination or expiration. HOTEL JV shall have a further obligation to cause all sub-licensees to, in a commercially reasonable manner, but in no event to exceed nine (9) months following such termination or expiration, discontinue all use of Proprietary Materials. Until such time as HOTEL JV and its sub-licensees have discontinued all use of the Proprietary Materials of the Planet Hollywood Hotel, the Continuing Fee shall continue to be payable to PHII. In addition, if HOTEL JV or any of its sub-licensees fails to comply with the foregoing requirements, HOTEL JV shall pay to PHII, in addition to the Continuing Fee and as liquidated damages, the sum of Two Thousand Five Hundred Dollars ($2,500) per day for each day that HOTEL JV fails to comply with the foregoing; and, in addition, PHII shall also be entitled to damages or relief by injunction, or to any other right or remedy at law or in equity, and may seek such relief in a court of competent jurisdiction for HOTEL JV's failure to comply with this Section 9.2.

            9.3. If, upon the expiration or earlier termination of this Agreement, HOTEL JV fails or refuses to return THE MEMO to PHMemo, PHMemo shall have the right, subject to the provisions of Section 14.2 and due process limitations under appropriate law, to take possession of THE MEMO and for that purpose to enter into the premises where THE MEMO is located, without being liable to HOTEL JV for such removal or any damages occasioned thereby in any suit, action or other proceedings, unless such damages are caused by PHMemo's negligence.

      10. BOOKS AND ACCOUNTING

            10.1. HOTEL JV shall provide to PHII that information as and when required to be provided Lenders pursuant to Sections 7.2(a); 7.2(b); 7.2(d); 7.2(j); 7.2(k); 7.2(l) and such other financial information as is reasonably requested by PHII in order for PHII to confirm the payment of the Continuing Fee and the Retail Royalties.

            10.2. HOTEL JV shall keep accurate books of account and records covering all transactions relating to the license hereby granted, and PHII and its duly authorized representatives shall have the right, no more frequently than four (4) times in any calendar year, to an examination of said books of account and records and of all other relevant documents and materials in the possession or under the control of HOTEL JV with respect only to the subject matter and terms of this Agreement upon five (5) business days' written notice. Any such examination shall be conducted on reasonable notice and during normal business hours of HOTEL JV's executive management with no disturbance to guests or to the operations of the Complex. All books of account and records with respect to each calendar year shall be kept available for at least three (3) years after such calendar year. In the event that PHII's duly authorized representative shall discover an underpayment of fees of two percent 2% or more pursuant to any such examination, HOTEL JV shall pay to PHII the reasonable cost of such examination. Fees found to be due as a result of PHII's examination of HOTEL JV's books of account shall be paid within thirty (30) days of the completion of the audit with interest calculated in the manner described above with interest at ten percent (10%) per annum from the date the amount should have been paid to PHII, up to and including the month of payment. Any overpayment by HOTEL JV to PHII shall promptly be reported and paid by PHII to HOTEL JV after PHII's discovery of such discrepancy.

            10.4. PHII shall at its own expense provide to HOTEL JV within ninety (90) days after the completion of each fiscal year a statement certified by PHII's Chief Financial Officer of all Licensed Complimentary Products and Provided Goods provided to Hotel JV.

      11. COMPLIANCE WITH LAWS

            11.1. HOTEL JV shall be responsible for compliance with applicable federal, state, local and municipal rules, laws and regulations regarding any and all operations of the Complex, the Licensed Services and the manufacture, distribution and sale of any and all Licensed Complimentary Products and Provided Goods to the extent not provided to HOTEL JV by PHII or its affiliates.

            11.2. Neither HOTEL JV nor any of its sub-licensees shall violate any applicable law, regulation, or court order in conjunction with its use of THE MARKS or THE MEMO.

            11.3. PHII shall be responsible for compliance with applicable federal state, local and municipal rules, laws and regulations regarding the manufacture, distribution, delivery and sale of any and all Provided Goods or Licensed Complimentary Products sold or distributed by PHII or its affiliates pursuant to this Agreement and the promotions and marketing services provided pursuant to Section 8 of this Agreement.

            11.4. PHII shall not, nor shall PHII permit any of its sub-licensees to violate any law, regulation, or court order in conjunction with its use of THE MARKS or THE MEMO.

      12. TERMINATION

            12.1. This Agreement shall terminate immediately and automatically by its own force without notice (other than a required notice expressly set forth below) on the date specified below in the event that PHII, PHMemo or HOTEL JV, as applicable, shall have given written notice to the other parties stating that a material breach or default has occurred and is continuing under this Agreement (a "Default Notice"):

            (i) With respect to the payment of any Continuing Fees, or other amounts owed to PHII, or with respect to any payment owed to HOTEL JV by PHII or PHMemo, five (5) business days following receipt of such written Default Notice;

            (ii) With respect to any other default other than a default pursuant to Section 12.1(i) above, PHII, PHMemo or HOTEL JV, as applicable, thirty (30) days of receipt of such Default Notice if PHII, PHMemo or HOTEL JV, as applicable, fail to cure such default within such period; provided that if such default is not reasonably capable of being cured within such thirty (30) day period, the party in default commences such cure within such thirty (30) day period and thereafter diligently cures such default as soon as possible, but not greater than one hundred twenty (120) days following the occurrence of such default; or

            (iii) If HOTEL JV causes the direct or indirect transfer of all or part of (i) HOTEL JV's ownership interests in the Complex, or (ii) the ownership interests in HOTEL JV of the Complex to a third party or (iii) otherwise assigns this Agreement to any party (other than the

Lender or other Purchaser as defined in the Subordination Agreement in accordance therewith) (in each instance a "Sale" and in each instance in accordance with the terms and conditions of the Loan Agreements), HOTEL JV shall have the right to terminate this Contract as set forth below.

                  (a) If a Sale of the Complex by HOTEL JV occurs before the third (3rd) anniversary of the Grand Opening, then this Agreement may not be terminated incident to or as a result of any such sale of the Complex except as is otherwise set forth in the Licensor Subordination and Cooperation Agreement attached hereto as Exhibit D.

            (b) If a Sale of the Complex by HOTEL JV occurs at any time after the third (3rd) anniversary of the Grand Opening and on or before the sixth
(6th) anniversary of the Opening Date, then HOTEL JV or, if the Sale of the Complex is to a Competitor, PHII may terminate this Agreement by giving written notice to the other party on or prior to the Sale of the Complex. Termination shall be effective upon the Sale of the Complex unless HOTEL JV and PHII agree otherwise. In the event of such a termination, HOTEL JV shall pay PHII a termination fee equal to: (i) the number of months (prorating partial months on the actual number of days elapsed) between the Sale of the Complex and the sixth
(6th) anniversary of the Opening Date; (ii) multiplied by two (2) times the Continuing Fee and Retail Royalties earned by PHII during the most recent twelve
(12) full calendar months preceding the Sale of the Complex; (iii) divided by twelve (12).

                  (c) If a Sale of the Complex by HOTEL JV occurs at any time after the sixth (6th) anniversary of the Opening Date, then this Agreement may be terminated (i) by HOTEL JV if the Sale of the Complex is not to a Competitor or (ii) by either HOTEL JV or PHII if the Sale of the Complex is to a Competitor. Termination under this subsection shall be effected by giving written notice to the other party on or prior to the Sale of the Complex unless Owner and Manager agree otherwise. No termination fee or other similar fee or compensation is payable for a termination implemented under this subsection.

For purposes of this Section 12.1(iii) , the term "Competitor" shall mean an entity directly or indirectly engaged, whether by direct or indirect ownership or management, of themed restaurants. Nothing contained in this Section 12.1(iii) shall impair any rights of the Lender under Section 17.5 and the Subordination Agreement, including, without limitation the right, but not the obligation, to terminate this Agreement without the payment of any fees following the occurrence and continuation of an Event of Default (as set forth the Loan Agreement) as is outlined in Section 17.5 and the Subordination Agreement attached hereto as Exhibit D.

Notwithstanding the foregoing, other than the ability of PHII to terminate this Agreement in the event of a Sale to a Competitor, the provisions of this Section 12.1(iii) shall not be effective, and shall be of no force and effect (and, other than unpaid OpBiz Accruals (as such term is defined in the License Subordination Agreement) shall not give rise to any claim in any bankruptcy or other proceeding by or against HOTEL JV) until (1) the Obligations (as such term is defined in the Loan Agreement) and the Noteholder Obligations (as such term is defined in the Securities Purchase Agreement), including all extensions, modifications, restatements or amendments thereof, are indefeasibly paid in full and performed, (2) the Warrants (as such term is defined in the Securities Purchase Agreement) have been exercised in full or otherwise retired, and (3) after the conditions set forth in clauses (1) and (2) have been satisfied, (A) if a Qualified Public Offering has not occurred, the date on which the Warrants and the Warrant Interests beneficially owned (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) by the Noteholders is, in the aggregate, on an as exercised basis less than 10% of the outstanding equity interests in MEZZCO on a fully-diluted basis, and (B) if a Qualified Public Offering has occurred, the date that is nine months following the consummation of such Qualified Public Offering (the time at which the conditions set forth in clauses (1), (2) and (3) above are met, the "Effective Time"), it being expressly understood and agreed that the provisions of this Section 12.1(iii) shall automatically be deleted (and shall be of no force or effect) upon the occurrence of any foreclosure or transfer in lieu of foreclosure under the Loan Agreement or the Securities Purchase Documents (as defined in the Securities Purchase Agreement).

      12.2 Until the Effective Time, it is expressly agreed by the parties hereto that the commencement of any administrative, legal or equitable action or proceeding against HOTEL JV or its property seeking any reorganization, arrangement, composition, readjustment, liquidation, bankruptcy or any other action involving the readjustment of all or any part of its indebtedness, or other similar relief under the United States Bankruptcy Code or any present or future state or foreign statute, law or regulation relative to HOTEL JV or its properties or any proceedings for voluntary liquidation, dissolution or other winding up of HOTEL JV's business, or the appointment of any trustee, receiver or liquidator for HOTEL JV or any part of its properties or any assignment for the benefit of creditors or any marshaling of assets of HOTEL JV by or against HOTEL JV (each, a Proceeding") shall not constitute a default triggering the termination provisions of Section 12.1 above.

      12.3 Until the Effective Time, it is further expressly agreed by the parties hereto that a "Change of Control" (as defined in the Securities Purchase Agreement), whether as a result of a Proceeding or otherwise, shall not constitute a default triggering the termination provisions of Section 12.1 above. PHII, PHMemo and HOTEL JV further agree to execute and deliver all such assignments, consents, instruments and other documents as may be reasonably necessary to confirm that the Licensed Rights vest with any successor entity.

      12.4. The rights with respect to THE MARKS and THE MEMO granted to HOTEL JV under this Agreement are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the Bankruptcy Code, an exclusive license of "intellectual property" rights as defined in Section 101(35)(A) of the Bankruptcy Code. Notwithstanding anything to the contrary in this Agreement, HOTEL JV as the exclusive licensee of rights under this Agreement, may fully exercise all of its rights for itself under the Bankruptcy Code, including, but not limited to, its rights to continue to exercise its rights licensed hereunder. Specifically and for the avoidance of doubt, the parties hereby agree that in the event of a bankruptcy of HOTEL JV, prior to the Effective Time, PHII and PHMemo will consent to the assumption or assumption and assignment of this Agreement by or to: (a) HOTEL JV as debtor or debtor-in-possession (or any trustee appointed in respect thereof); or (b) HOTEL JV's parent EquityCo, L.L.C. or any wholly owned subsidiary of EquityCo, L.L.C. It is further agreed that PHII and PHMemo waive any and all rights under Section 365(c)(1) of the Bankruptcy Code that would otherwise preclude performance of HOTEL JV's obligations hereunder by a third party or the assumption or assignment of this Agreement.

      12.5. It is the express intention of the parties hereto that a default under this Agreement shall not constitute a default under the Restaurant License Agreement and that a default under the Restaurant License Agreement shall not constitute a default under this Agreement.

      12.6 If HOTEL JV abandons the acquisition of the Complex for any reason (including, without limitation, termination of the Purchase Agreement, non-approval of HOTEL JV's purchase of the Complex by the Bankruptcy Court, failure to enter into the Loan Agreement or the failure of the Loan Agreement to close, construction nonfeasibility, environmental conditions, general economic conditions, or a force majeure event), HOTEL JV (with the prior written consent of the Lenders to the extent such consent is required by the Purchase and Sale Agreement or the Loan Agreement) shall have the right to terminate this Agreement and the Restaurant License Agreement by written notice to PHII and PH Memo in connection with such abandonment, without payment of any damages, termination fees or other compensation to PHII and PH Memo under this Agreement. If HOTEL JV recommences the acquisition of the Premises, at the option of PHII and PH Memo to be exercised by giving written notice to HOTEL JV within thirty
(30) days after PHII and PH Memo obtains actual knowledge of such recommencement, this Agreement shall be reinstated.

      12.7 Until the Effective Time, neither PHII nor PHMemo shall be entitled to any claim (other than for unpaid OpBiz Accruals) or payment of any kind upon the termination of this Agreement for any reason whatsoever whether in a Proceeding or otherwise, including, without limitation, a termination by PHII in the event of a Sale to a Competitor.

      13. CONFIDENTIALITY

            13.1. The parties acknowledge and agree that all information they obtain from the other party during the term of this Agreement which, by its nature, is confidential, or which is marked as "confidential" by the other party will be treated as confidential information. No party shall: (a) acquire any interest in any other party's confidential information; (b) use any other party's confidential information in any other business or capacity; or (c) fail to exert its reasonable efforts to maintain the confidentiality of any other party's confidential information during and after the term hereof.

            13.2. Notwithstanding anything to the contrary contained in this Agreement, the restrictions on disclosure and use of the aforementioned confidential information shall not apply to: (a) information, processes or techniques which are or become generally known to the general public or became available to a party on a non-confidential basis from a source which is not known by the other party to be bound by a confidentiality agreement with respect to such information; (b) disclosure of the confidential information in judicial, arbitration or administrative proceedings, to the extent that the disclosing party is legally compelled to disclose such information, provided disclosing party shall have afforded the applicable other party the opportunity to obtain an appropriate protective order or other assurance of confidential treatment for the information required to be so disclosed; or (c) information that a party is required to disclose in reports filed with the Securities Exchange Commission or other regulatory bodies (including the Nevada Gaming Authorities) or in their respective annual reports or financial statements or as otherwise required by law or regulation, provided that the disclosing party to the extent possible provides written notice to and consults with the owning party prior to the making of any such disclosure; (d) disclosure as required pursuant to the terms of financing agreements between Hotel JV and third parties; (e) disclosure to any Manager as required to implement the Management Agreement; or (f) disclosure required to implement development of the Time Share Premises (as such term is defined in the Loan Agreement).

      14. INDEMNIFICATION AND INSURANCE

            14.1. HOTEL JV shall indemnify and save harmless PHII and its shareholders, members, affiliates, officers, employees and agents from all liability, loss, damage, claim, fines, penalties, cost or expense (including, without limitation, reasonable attorneys' fees and disbursements, judgments, fines and amounts paid in settlement) (collectively, "Claims") arising from or relating to any breach of this Agreement by HOTEL JV or otherwise arising from or relating to the Complex and its operations, including, without limitation, the Licensed Services, Licensed Complimentary Products and Provided Goods prior to termination of this Agreement, except for those liabilities set forth in
Section 14.2 herein or as otherwise directly or indirectly caused solely by PHII's negligence, willful misconduct or fraud in connection with the performance of its obligations hereunder. In no event, however, shall this provision be deemed to create a third-party beneficiary relationship between HOTEL JV and any third party or give rise to any claim for consequential damages on the part of PHII. In case of any action, suit or proceeding brought against PHII, its shareholders, members, affiliates, officers, employees and agents arising from or relating to the Licensed Services and Licensed Complimentary Products and Provided Goods, PHII will notify HOTEL JV of such action, suit or proceeding and HOTEL JV may and, upon PHII's request, shall, at HOTEL JV's sole cost and expense, defend such action, suit or proceeding, or cause the same to be defended by counsel designated by HOTEL JV, except for Claims involving PHII's negligence, willful misconduct or fraud.

            14.2. PHII represents and warrants (i) that it or PHMemo, as applicable, is the rightful owner of the PHII Intellectual Property and other tangible property that is the subject of this Agreement, including, without limitation, THE MARKS, the DOMAIN NAMES and THE MEMO; (ii) that THE MARKS and the DOMAIN NAMES constitute all of the trademarks owned or controlled and used in connection with the operation of domestic Planet Hollywood restaurants and retail outlets; (iii) Planet Hollywood International, Inc. is the successor-in-interest by merger with Planet Hollywood, Inc., a Florida corporation and Planet Hollywood, Inc., a Delaware corporation and as such is the owner of all trademarks, design marks, trade names and other intellectual property registered to or owned by such merged corporations, and (iv) that it has the right to grant the license granted herein. Further, PHMemo represents and warrants that PHMemo has the right to provide THE MEMO to HOTEL JV for the purposes set forth in this Agreement and that THE MEMO constitutes those authentic pieces of memorabilia as described on EXHIBIT B and that THE MEMO, THE MARKS and the DOMAIN NAMES are free and clear of all liens except as provided in
Schedule 1. PHII hereby indemnifies and saves harmless HOTEL JV and the Lenders and undertakes to indemnify HOTEL JV and the Lenders and their respective shareholders, members, affiliates, officers, employees and agents against, successors and assigns and to hold HOTEL JV and the Lenders harmless from any Claims, irrespective of whether such Claims are asserted by private or public parties, arising in whole or in part out of or relating to (a) any breach of this Agreement by PHII or PHMemo, including, without limitation, the representations and warranties and covenants set forth herein, or (b) any actual or alleged trademark infringement and/or dilution, service mark infringement and/or dilution, trade dress infringement and/or dilution, copyright infringement , unfair competition, deceit or other unfair business practices or other actual or alleged infringement of the intellectual property rights of any third party to the extent arising out of (i) the use of THE MARKS, THE MEMO and the DOMAIN NAMES; (ii) the use of the PHII Intellectual Property in compliance with the provisions of this Agreement; and/or (iii) a breach by PHII and/or PHMemo of their respective obligations under this Agreement and (c) the violation of statute, law, ordinance rule or regulation in connection with THE MARKS, THE MEMO or the DOMAIN NAMES (not caused by HOTEL JV's use, in which case the previsions of Section 5.4 shall apply) excepting such Claims arising from HOTEL JV or the Lenders negligence, willful misconduct or fraud. However, in no event shall HOTEL JV's right to indemnification as set forth in this subsection extend to circumstances involving actual or alleged acts of unfair competition not involving HOTEL JV's use of THE MARKS or PHII's Intellectual Property in compliance with the provisions of this Agreement committed by HOTEL JV, its assigns, licensees, and/or sub-licensees.

            14.3. In addition to the insurance requirements for THE MEMO as set out in Section 5.11 of this Agreement, to the extent not equal to or provided for in the Operating Agreement, the Management Agreement or the Loan Agreement, HOTEL JV agrees that it shall obtain and maintain, or cause to be maintained, at its own expense, product liability insurance providing adequate general liability insurance protection to include without limitation product liability insurance in the minimum amount of $5,000,000 combined single limit of bodily injury liability and property damage liability for each occurrence and annual aggregate, naming PHII as an additional insured, and to provide to PHII as proof of such insurance certificates of insurance no later than thirty (30) days after the date this Agreement is executed by HOTEL JV. HOTEL JV shall continuously keep PHII current as to any modification to each insurance policy. PHII shall be entitled to a copy of the then prevailing certificate of insurance for each such insurance, which shall be promptly furnished to PHII by HOTEL JV. Upon written request, HOTEL JV shall provide PHII with a copy of each such policy of insurance then in effect. PHII shall be notified by each insurance carrier a minimum of thirty (30) days before any cancellation or modification to the particular policy.

      15. REMEDIES

            15.1. (a) Each of HOTEL JV and its sub-licensees recognizes the great value of the goodwill that is associated with Proprietary Materials, PHII Intellectual Property Rights, THE MARKS, THE MEMO and the Trade Dress and acknowledges that such all rights therein and goodwill pertaining thereto, belong exclusively to PHII, and that the PHII Intellectual Property is expected to have an established meaning in the mind of the public. Each of HOTEL JV and its sub-licensees further recognizes and acknowledges that a breach by it of any of its covenants, agreements, obligations, and/or undertakings hereunder will cause PHII irreparable damage, which may not be remedied in damages in an action at law, and may, in addition thereto, constitute an infringement of PHII's rights in and to the PHII Intellectual Property.

                  (b) In accordance with the acknowledgements set forth in
Section 15.1(a), PHII shall be entitled to seek from a court of competent jurisdiction an injunction or restraining order or obtain a decree for specific performance for the terms of this Agreement; all such remedies sought shall be in addition to all other rights and remedies of PHII or such rights and remedies determined by a court of competent jurisdiction to be appropriate under the circumstances;

            15.2. PHII recognizes the great value of the goodwill that is expected to become associated with the HOTEL JV Intellectual Property and acknowledge that such HOTEL JV Intellectual Property and all rights therein and goodwill pertaining thereto, belong exclusively to HOTEL JV. PHII further recognizes and acknowledges that a breach by it of any of its covenants, agreements, obligations, and /or undertakings hereunder may cause HOTEL JV irreparable damage, which may not be remedied in damages in an action at law, and may, in addition thereto, constitute an infringement of HOTEL JV's rights in and to the HOTEL JV Intellectual Property whereby HOTEL JV may be entitled to seek an injunction or restraining order or obtain a decree for specific performance for the term of this Agreement, as applicable and appropriate. All such remedies sought shall be in addition to all other rights and remedies of HOTEL JV or such rights and remedies determined pursuant to this Agreement.

      16. NOTICES

            16.1. All notices or other communications required or permitted under this Agreement shall be made in writing and shall be deemed given (a) upon delivery, if sent by (1) personal delivery, (2) courier (e.g., overnight delivery) or (3) certified mail, return receipt requested, postage and registration fees prepaid and correctly addressed to the parties at the following addresses (b) upon sending, if sent by facsimile to a party at the number listed below for such party (with a facsimile machine or computer generated confirmation sheet retained by the sender):

         If to PHII:                Mr. Robert Earl
         or PHMemo                  Chairman and Chief Executive Officer
                                    Planet Hollywood International, Inc.
                                    7598 West Sand Lake Road
                                    Orlando, Florida 32819
                                    Facsimile: (407) 351-4511

                                    with copies to:

                                    Mark S. Helm, Esq.
                                    Vice President & General Counsel
                                    Planet Hollywood International, Inc.
                                    7598 West Sand Lake Road
                                    Orlando, Florida 32819
                                    Facsimile: (407) 345-1115

         If to HOTEL JV:            Mr. Robert Earl
                                    Chairman and Chief Executive Officer
                                    Planet Hollywood International, Inc.
                                    7598 West Sand Lake Road
                                    Orlando, Florida 32819
                                    Facsimile: (407) 351-4511


         With a copy to:            Mr. Doug Teitelbaum
                                    Bay Harbour Management, LC
                                    885 Third Avenue, 34th Floor
                                    New York, NY 10022
                                    Facsimile:(212) 371-7497

         With a copy to:            Jones Day
                                    2727 North Harwood
                                    Dallas, TX 75201
                                    Attn: Michael Weinberg, Esq.
                                    Facsimile: (214) 969-5100

         If to LENDERS:             The Bank of New York, Asset Solutions
                                    Division as Agent
                                    600 East Las Colinas Blvd.
                                    Suite 1300
                                    Irving, Texas 75039
                                    Attn: Mr. Steve Jerard
                                    Facsimile:(972) 401-8555

         With a copy to             Kaye Scholer, L.L.P.
                                    3 First National Plaza, Suite 4100
                                    70 West Madison Street
                                    Chicago, IL 60602
                                    Attn:  Michael Solow, Esq.
                                    Facsimile:(312) 583-2361
                                    Attn: Michael Santoro, Esq.
                                    Facsimile: (310) 788-1200

         With further copy to:      General Electric Capital Corporation
                                    Capital Funding, Inc.
                                    Portfolio Group
                                    401 Merritt Seven, 2nd Floor
                                    Norwalk, Connecticut 06856
                                    Attention: Jennifer Lane
                                               Judy Langan
                                    Telephone: (203) 229-1831
                                    Facsimile: (203) 229-1992

         And:                       Shea & Carlyon. Ltd.
                                    233 S. Fourth Street, Second Floor
                                    Las Vegas, Nevada 89101
                                    Attention: Candace Carlyon, Esq.
                                    Telephone: (702) 471-7432
                                    Facsimile: (702) 471-7435

         If to the Noteholders:     Post Advisory Group, LLC
                                    11755 Wilshire Blvd.
                                    Suite 400
                                    Los Angeles, CA  90025

         With a copy to             Goodwin Procter LLP
                                    Exchange Place
                                    Boston, MA 02109
                                    Attn: Steven M. Ellis, Esq.
                                    Facsimile:(617) 523-1231

or to such other address or facsimile number as either party hereto may designate by written notice. The parties shall acknowledge in writing any notice given by personal delivery.

      17. MISCELLANEOUS

            17.1. (a) This Agreement and the Restaurant License Agreement set forth the entire agreement and understanding between the parties and supersede and terminate all prior agreements, if any, relating in any way to the use of THE MARKS, the DOMAIN NAMES and the MEMO by the parties, or to any other subject matter contained herein, and merges all prior discussions between them. Neither party has made or is making any representation or warranty (express or implied) to the other with respect to the subject matter hereof, or to any of their respective affiliates, agents, employees or consultants, except for those expressly set forth in this Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been physically prepared by one of the parties, or such party's counsel, it being agreed that all parties and their respective counsel have mutually participated in the negotiation and preparation of this Agreement. Neither of the parties shall be bound by any definition, condition, warranty or representation other than as expressly stated in this Agreement. In the event of any inconsistency between this Agreement and the Restaurant License Agreement, the provisions of this Agreement shall prevail.

                  (b) This Agreement may not be amended or modified except by a written instrument signed by all of the parties and executed on behalf of PHII by their chief executive officer, executive vice president, corporate secretary or general counsel. Further, apart from immaterial modifications, this Agreement may not be amended or modified without the consent of (y) the Majority Holders (as defined in the Securities Purchase Agreement), which consent shall not be unreasonably withheld or delayed so long as any such amendment or modification does not adversely affect the interests of the Noteholders (as defined in the Securities Purchase Agreement), and (z) the Required Term Loan A Lenders (as defined in the Loan Agreement), which consent shall not be unreasonably withheld or delayed so long as any such amendment or modification does not adversely affect the interests of the Required Term Loan A Lenders.

            17.2. Except as expressly provided herein, neither party shall use the name or credit of the other in any manner whatsoever, nor incur any obligation in the other's name, nor be held liable or accountable for any obligations incurred by the other party. Nothing herein contained shall be construed to constitute the parties as joint venturers or partners, nor shall any similar relationship be deemed to exist between them. Nothing contained in this Agreement shall be construed as constituting either party as the other's agent without the first party's special authorization in writing; it is specifically understood and agreed that under no circumstance shall any power granted, or which may be deemed to be granted to either party, be deemed to be coupled with an interest; and it is further specifically understood and agreed that the respective businesses of each of the parties shall be operated separate and apart from the other party.

            17.3. No covenant or condition of this Agreement can be waived except by the written agreement of the parties, executed on behalf of PHII by their chief executive officer, executive vice president, corporate secretary or general counsel. Forbearance or indulgence by a party in any regard whatsoever shall not constitute a waiver of the covenant or condition to be performed by the other party to which the same may apply, and, until complete performance by the obligated party of such covenant or condition, the benefiting party shall be entitled to invoke any remedy available to it under this Agreement or at law or in equity, despite such forbearance or indulgence.

            17.4. The terms and provisions of this Agreement shall bind any assigns and successors of a party; provided, however, that any such assignee shall assume all of the duties, obligations, rights, liabilities, agreements, covenants and responsibilities of the assigning party hereunder. An assigning party shall not be released from any such duty, obligation, liability, agreement, covenant or responsibility to the other party as a result of any assignment permitted by this Section, unless and to the extent the same shall have been fulfilled by such assignee, and the assigning party shall continue to remain primarily liable to the other party under this Agreement.

            17.5. Each party hereby agrees that this Agreement and the licenses granted hereby are not assignable or transferable, without the prior written consent of the Required Lenders (as such term is defined in the Loan Agreement) and the Majority Holders (as such term is defined in the Securities Purchase Agreement), which consent shall not be unreasonably withheld, delayed or conditioned, except that no consent of the Majority Holders shall be required if the Lenders succeed, by foreclosure or assignment in lieu of foreclosure, to the interests of HOTEL JV hereunder upon or after an Event of Default under the Loan Agreement or to the interests of PHII or PH Memo upon or after an Event of Default or under the Planet Hollywood Security Agreement (as defined in the Loan Agreement). PHII may assign this Agreement in whole to any Person which is controlled by PHII. HOTEL JV may assign its interest in and rights under this Agreement and the licenses granted hereunder to the Lenders or to any Person designated by the Lenders. PHII and PHMemo agree to execute an "Assignment of Contract" substantially in the form of Exhibit P to the Loan Agreement and Licensor Subordination and Cooperation in the form of the attached Exhibit D, which provides, among other things, that following the occurrence and continuance of an Event of Default under the Loan Agreement, the Lenders may (a) terminate this Agreement without payment of any penalty or termination fees or
(b) succeed to the interests of HOTEL JV and either retain or sell such interest to a third party assignee in connection with the Complex without the payment of any fees (other than the continuation of Continuing Fees, Retail Royalties and other fees and charges set forth in this Agreement payable during the period of time Lenders had title to the Complex); provided, however, that any third party shall assume all of the duties, obligations, rights, liabilities, agreements, covenants and responsibilities of HOTEL JV hereunder; provided further, however, that if the Lenders succeed to HOTEL JV's interest in the Complex and License and this Agreement is not terminated, the Lenders shall recognize this Agreement and perform the obligations of the License during such period that Lenders own the Complex (but shall have no obligation to assume this Agreement).

            17.6. The parties hereto, when requested by another party, shall give all reasonable and necessary cooperation with respect to any reasonable matters relating to the transactions contemplated by this Agreement.

            17.7. This Agreement is for the benefit of, and may be enforced only by, the parties signing this Agreement and their respective successors and permitted assignees, and is not for the benefit of, and may not be enforced by, any third party.

            17.8. The parties agree that this Agreement, all questions with respect to the construction of this Agreement shall be governed by and determined in accordance with the laws of the State of New York applicable to agreements entered into and performed entirely within the State of New York without giving effect to the choice or conflicts of laws provisions thereof. Each of the parties hereto (i) irrevocably submits itself to the jurisdiction of either the United States District Court for New York or the New York State Courts, for the purposes of any suit, action or other proceeding brought by the other, or its respective successors or assigns, with respect to this Agreement, and (ii) to the extent permitted by applicable law, hereby waives, and agrees not to assert, by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper in such courts.

            17.9. If any section (or part thereof) of this Agreement is found by a court of competent jurisdiction to be contrary to, prohibited by, unenforceable or invalid under any applicable law, such court may modify such section (or part thereof) to achieve the parties' apparent objective in connection therewith to the fullest extent possible, so, as modified, such section (or part thereof) will be valid, legal and enforceable in such jurisdiction. The validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction. If such provision cannot be amended by said court without materially altering the intention of the parties, the parties shall negotiate an amendment to such provision within ninety (90) days, failing which such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.

            17.10. Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular and vice versa;
(ii) references to any person include such person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (iii) references to one gender include all genders; (iv) "including" is not limiting; (v) "or" has the inclusive meaning represented by the phrase "and/or"; (vi) the words "hereof", "herein", "hereby", "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (vii) section, subsection, clause, schedule and exhibit references are to this Agreement unless otherwise specified; (viii) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and (ix) general or specific references to any law means such law as amended, modified, codified or re-enacted, in whole or in part, and in effect from time to time.

            17.11. All monetary amounts expressed in this Agreement and all payments required by this Agreement are and shall be in United States dollars.

            17.12 In the event that the Senior Debt (as defined in the Securities Purchase Agreement) is paid in full (and not refunded, refinanced or replaced), subject to reinstatement as provided in the Intercreditor Agreement (Senior Debt) (as defined below) all references to "Lenders" in this Agreement shall instead be deemed a reference to "Noteholders" (as defined in the Securities Purchase Agreement), with the effect being that all rights and remedies in this Agreement reserved for the Lenders will instead be rights and remedies of the Noteholders. In furtherance thereof, all references to the terms "Loan Agreement" and "Obligations" will instead be deemed to be references to "Securities Purchase Agreement" and "Noteholder Obligations", respectively.

            17.13 This Agreement and all rights, remedies, powers and privileges of PHII and PHMemo hereunder are and shall be subject in all respects to the License Subordination Agreement dated as of August 9, 2004 and entered into among Post Advisory Group, L.L.C., as collateral agent, PHII, PHMemo and consented to by HOTEL JV (the "License Subordination Agreement"). The License Subordination Agreement provides, among other things, that notwithstanding anything in this Agreement to the contrary, that upon the occurrence and during the continuance of certain Defaults or Events of Default under the Securities Purchase Agreement, no cash payments may be made by HOTEL JV to PHII or PHMemo in respect of any amounts due and owing pursuant to this Agreement, including, without limitation, in respect of the Continuing Fee, Retail Royalties, liquidated damages pursuant to Section 9.2 hereof, or interest on overdue payments pursuant to Section 10.2 hereof.

            17.14. This Agreement and all rights, remedies, powers and privileges of the Collateral Agent and the Noteholders hereunder are junior and subject to the rights of the Lenders under (i) the Subordination Agreement dated as of August 9, 2004 by and among The Bank of New York Asset Solutions Division, as agent and the Noteholders (the "Intercreditor Agreement (Senior Debt)"). (ii) the Planet Hollywood Security Agreement (as defined in the Loan Agreement), and
(iii) the Subordination Agreement.

            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties have hereunto signed this Agreement the day and year first written herein.

                                    PLANET HOLLYWOOD
                                    INTERNATIONAL, INC.,
                                    a Delaware corporation

                                    By: /s/ Robert Earl
                                        ---------------------------------
                                    Name: Robert Earl
                                    Title: President

                                    PLANET HOLLYWOOD
                                    MEMORABILIA, INC.,
                                    a Florida corporation

                                    By: /s/ Robert Earl
                                        ---------------------------------
                                    Name: Robert Earl
                                    Title: President

                                    PLANET HOLLYWOOD
                                    (REGION IV), INC.,
                                    a Minnesota corporation

                                    By: /s/ Robert Earl
                                        ---------------------------------
                                    Name: Robert Earl
                                    Title: President

          [SIGNATURE PAGE TO AMENDED AND RESTATED LICENSING AGREEMENT]

                                    OPBIZ, L.L.C.
                                    a Nevada limited liability  company

                                    By: MezzCo, L.L.C.,
                                        a Nevada limited liability company
                                        its sole member

                                    By: EquityCo, L.L.C.,
                                        a Nevada limited liability company,
                                        its sole member

                                    By: /s/ Douglas P. Teitelbaum
                                        -------------------------------
                                    Name: Douglas P. Teitelbaum
                                    Title: Manager

          [SIGNATURE PAGE TO AMENDED AND RESTATED LICENSING AGREEMENT]